Exhibit (h)(92)

                                                                           DRAFT


                   FORM OF NON-12B-1 SHAREHOLDER SERVICES PLAN

                                       OF

                               THE RBB FUND, INC.


         SECTION 1. Upon the recommendation of PFPC Distributors, Inc., the Company's distributor ("Distributor"), of shares of Class Z Common Stock of The RBB Company, Inc., par value $.001 per share (the "Class Z Shares"), any officer of The RBB Fund, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements, in substantially the form attached hereto or in any other form duly approved by the Company's Board of Directors ("Servicing Agreements"), with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of the Company's Class Z Shares ("Service Organizations"). Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Company as set forth therein to their clients who beneficially own Class Z Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate not to exceed 0.25% of the average daily net asset value of Class Z Shares beneficially owned by such clients. All expenses incurred by the Company in connection with the Servicing Agreements and the implementation of this Non-12b-1 Shareholder Services Plan ("Plan") shall be borne entirely by the holders of Class Z Shares.

         SECTION 2. The Distributor shall monitor the arrangements pertaining to the Company's Servicing Agreements with Service Organizations in accordance with the terms of the Distributor's distribution agreement with the Company pertaining to Class Z Shares. The Distributor shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Servicing Agreement with any Service Organization.

         SECTION 3. So long as this Plan is in effect, the Distributor shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         SECTION 4. This Plan shall become effective as of [April 29, 2005] upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Company's Directors who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the

"Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement.)

         SECTION 5. Unless sooner terminated, this Plan shall continue until August 16, 2006 and thereafter shall continue automatically for successive annual periods commencing on August 16, provided such continuance is approved at least annually in the manner set forth in Section 4.

         SECTION 6. This Plan may be amended at any time by the Company's Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

         SECTION 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

         SECTION 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of such Directors who are not "interested persons" (as defined in the Act) of the Company.

         SECTION 9. The Company has adopted this Amended and Restated Non-12b-1 Shareholder Services Plan effective as of February 16, 2005.

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

                                                                 Exhibit (h)(92)

                                                                           DRAFT


                               THE RBB FUND, INC.
                              400 BELLEVUE PARKWAY
                           WILMINGTON, DELAWARE 19809

                         SHAREHOLDER SERVICING AGREEMENT


Gentlemen:

                  We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of Class Z Common Stock, par value $.001 per share ("Class Z Shares").

                  The terms and conditions of this Servicing Agreement are as follows:

                  Section 1. You agree to provide any or all of the following support services to Clients who may from time to time beneficially own Class Z
Shares: (i) aggregating and processing purchase and redemption request for Class Z Shares from Clients and placing net purchase and redemption orders with our transfer agent, PFPC Inc.; (ii) providing Clients with a service that invests the assets of their account in Class Z Shares pursuant to specific or pre-authorizing instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in Class Z Shares; (v) arranging for bank wires; (vi) responding to Client inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Class Z Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) responding to Client inquires relating to dividends and distributions; (x) responding to Client inquires relating to Client account statements; (xi) responding to Client inquires relating to shareholder communications from us to Clients; (xii) providing Clients with information relating to developments affecting their Class Z Shares and (xiii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

                  Section 2. Zou represent that: (a) you will provide to your Clients a schedule of any fees charged by you to your Clients in connection with the investment of their assets in Class Z Shares; (b) you will retain payments received by you hereunder only if an investment in Class Z Shares has been authorized by your Clients; and (c) the compensation paid to you hereunder will not be excessive or unreasonable.

                  Section 3. Zou will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

                  Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or Class Z Shares except those contained in our then current prospectus for such Class Z Shares, copies of which will be supplied by us, or caused to be supplied by our distributor, to you, or in such supplemental literature or advertising as may be authorized by us in writing.

                  Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or PFPC Distributors, Inc. in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class Z Shares by or on behalf of Clients. Zou and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

                  Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 0.25% of the average daily net asset value of the Class Z Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Class Z Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients' Class Z Shares will be computed in the manner specified in your registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Class Z Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, at our sole discretion, at any time upon notice to you. We may, in our discretion and without notice, suspend or withdraw the sale of Class Z Shares, including the sale of such shares to you for the account of any Client or Clients.

                  Section 7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

                  Section 8. We may enter into other similar Shareholder Servicing Agreements with any other person or persons without your consent.

                  Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us.

                  Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until August 16, 2006 and thereafter will continue automatically for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13 hereof) or by you upon notice to the other party herein.

                  Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown herein.

                  Section 12. This Agreement will be construed in accordance with the laws of the State of Maryland and is non-assignable by the parties hereto.

                  Section 13. The form of this Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Class Z Shares or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

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

                  If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o PFPC Distributors, Inc., 760 Moore Road, Valley Forge, Pennsylvania 19406.


                               Very truly yours,

                               THE RBB FUND, INC.


Date: _________                By: __________________
                                     Edward J. Roach
                                    Authorized Officer



                               Accepted and Agreed to:



                               Name of Entity (Please Print or Type)

                               Address:



Date: _________                By: _________________
                               Name:
                               Title:



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